Filed by Babylon Holdings Limited pursuant to

Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Form F-4 File No.: 333-257694

Subject Company:

Alkuri Global Acquisition Corp.

(Commission File No. 001-40011)

Important Share Information—UK Long-term Incentive Plan (strictly private and confidential)

Please note that this information is private & confidential and should not be forwarded on or otherwise further disseminated.

Hi all,

As you know we are soon to become a publicly-listed company, and we wanted to update you on your equity and set out what will happen next.

We appreciate that there is a lot of information detailed below, yet please take your time to read through and let us know if you have any questions.

Firstly, when you received your option certificate this detailed the type of options awarded, the exercise price, the number of options awarded and their vesting date.

What will change when Babylon becomes a publicly-listed company?

Key takeaways (further information is available below)

•	Conversion of shares: shares will convert from Class B Ordinary Shares to public company Class A Ordinary Shares

•	Lock-up period: there is a six-month lock-up period post listing when shareholders cannot sell shares

•	Leaving or have left Babylon: you must exercise your options by one-month post the lock-up period

•	Your information: Carta will be updated to reflect the share conversion. A new equity portal will replace Carta in Q1 2022

•	Any questions please contact Babylonshares@babylonhealth.com

Conversion of shares

You hold a Long-term Incentive Plan (LTIP) award. All LTIP awards are currently held in B Ordinary Shares, however, as a result of a share reorganisation we are doing, due to becoming a public company, these will be converted to Class A Ordinary Shares (A Shares). This will be the same for all LTIP award holders. There will be no change in the total value of your awards due to this. Effectively the new A Shares have been valued at just over 3.3 times the old B Shares, so the number of options you hold will decrease and the exercise price will increase by the same ratio.

As an example, if you were originally granted 1,000 options exercisable for B Shares with an exercise price of $0.00001277, after the listing, you will hold 302 options exercisable for A Shares with a new exercise price of $0.0000422573.

Conversion Exchange Rate			3.309109202
Pre-Conversion		Post-Conversion
B Shares	Exercise Price	A Shares	Exercise Price
1,000	$0.00001277	302	$0.0000422573

This is what is known as a conversion, and once the conversion has been applied, you will be able to see your modified option grant in Carta.

The terms within your agreement such as vesting, lapse, clawback, and restrictions on transfer applicable to the shares will not change, they will apply to the new class of shares in the same way as they applied previously.

Exercising your options

Our public listing will trigger the exercisability of your option, meaning that you will be able to exercise any options that have already vested. Vesting describes the timing when your options become available to you, and exercising is when you choose to turn your vested options into shares for the exercise price.

The lock-up period

When a company lists, it is normal to have a lock-up period during which time shareholders are unable to sell their shares on the market. For Babylonians, there will be a six-month period from the listing date when you are not allowed to sell any shares. In addition, once the listing has taken place the company will not be eligible to register any LTIP award shares with the SEC or issue any shares until at least 60-days after the listing due to certain public offering rules.

After the shares have been registered and during the lock-up period you can exercise your vested options and hold the shares, but you cannot sell. Please keep in mind that any exercise of options during this period would need to be personally funded to cover exercise cost and taxes. If you have any remaining unvested awards they will continue to vest during the lock-up period as scheduled.

When you exercise your options, you will need to pay the Income Tax and National Insurance Contributions (NICs)

Income Tax and NICs are due at the time of your exercise, the taxable value (this is the amount you will be taxed on) is the difference between the exercise price (which was set at the time of grant) and the market value at the time of exercise.

Please be aware, until the shares are listed and the lock-up period is over, you will not be able to trade any shares, so you will need to personally fund the exercise price and all Income Tax and NICs that are due up front.

Once the listing has taken place and the six-month lock-up is over you will be able to instruct a ‘cashless exercise’ where the option costs and any Income Tax or NICs due, are taken from the sale proceeds of your exercised shares. More information on this will be available in the coming months.

When you exercise your option, you must pay the employer NICs. The current rate of employer NICs is 13.8% (as at October 2021). However, you can claim relief for this against your income tax.

Capital Gains Tax

If you continue to hold shares after you have exercised your option (rather than selling immediately), you may be subject to capital gains tax (CGT) in the future when you sell them. You will need to include any disposals (sale of shares) on an HMRC Self-Assessment Tax Return, and you may need to take personal tax advice.

The amount subject to CGT calculations will normally be any gain above the amount paid for the shares (or any gain over the value of the shares at the date of exercise where an income tax charge on exercise applies).

So, for example, if you exercise 100 shares when the price is $10.00 and you eventually sell those 100 shares at a later date for $12.00, the value for your CGT calculations would be the $2.00 gain, so in this example $200.00 would be subject to CGT.

What happens if you leave or have left Babylon?

Under the plan rules, any vested options held by leavers will be exercisable for ONE-month following the date they become exercisable, which is the listing date. However, due to the lock-up period, Babylon will allow employees who left prior to the date of listing or during the six-month lock-up period, to exercise their options for a period of ONE-month after the lock-up has expired. In effect, this will extend the period you can exercise your options to SEVEN months after the options become exercisable (and they will LAPSE if not exercised in this period). Remember, if you exercise during the lock-up period you will not be able to sell any shares so you will need to fund the exercise price and any Income Tax and NICs that are due.

A new equity portal in 2022

In Q1 2022, we will be introducing a new Equity Plan Administration portal, which will provide Babylonians and ex-Babylonians with an enhanced service including online real-time trading facilities. This will also give you easy access to your awards via a mobile app. More details to follow.

When the new portal is launched your options will be cancelled in Carta (as you will be able to view them on the new platform), but Carta will continue to retain your signed documents.

Finally, after we’ve listed, we plan to introduce a new public company employee share plan which will be an Equity Incentive Plan (EIP). Once again, watch this space for more information.

If you have any questions, please see the FAQ or email babylonshares@babylonhealth.com. We have also prepared a glossary of terms.

Thank you.

People team

This email provides general information on the LTIP scheme and the effect that Babylon becoming a public company may have on your options held through that plan. It does not constitute the giving of investment, tax, legal or any other professional advice. If you are in any doubt about the contents of this email, you are recommended to seek your own professional advice.

In the event of any inconsistency between the information in this email and the documents formally governing your equity, those documents will prevail.

Disclaimer

About Babylon

Babylon is a world leading, digital-first, value-based care company whose mission is to make high-quality healthcare accessible and affordable for everyone on Earth.

Babylon is reengineering healthcare, shifting the focus from sick care to preventative healthcare so that patients experience better health, and reduced costs. This is achieved by leveraging a highly scalable, digital-first platform combined with high quality, virtual clinical operations to provide integrated, personalized healthcare. We endeavor to support patients’ health needs, all from their devices, with the aim to promote longer and healthier lives. When sick, Babylon provides assistance to navigate the health system, connecting patients digitally to the right clinician 24/7, at no additional cost.

Founded in 2013, we have since delivered millions of clinical consultations and AI interactions, with c.2m clinical consultations and c.3.9m AI interactions in 2020 alone. We work with governments, health providers and insurers across the globe, and support healthcare facilities from small local practices to large hospitals. For more information, please visit www.babylonhealth.com/us.

About Alkuri Global Acquisition Corp.

Alkuri Global Acquisition Corp. (NASDAQ: KURI, KURIU and KURIW) is a blank check company formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While Alkuri Global Acquisition Corp. may pursue a business combination in any industry, the company intends to favor next-generation technology businesses led by visionary founders and teams leveraging data and artificial intelligence in the areas of Consumer Internet and Marketplaces, Healthtech, Fintech and Mobility.

Additional information and where to find it

In connection with the proposed business combination between Alkuri Global Acquisition Corporation (“Alkuri Global”) and Babylon Holdings Limited (“Babylon”) and the other parties to the Merger Agreement dated June 3, 2021 (the “Merger Agreement”), Babylon filed a registration statement on Form F-4 (File No. 333-257694) (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), which was declared effective on September 30, 2021, with respect to Babylon’s securities to be issued in connection with the proposed business combination, and Alkuri Global filed a definitive proxy statement on September 30, 2021 in connection with Alkuri Global’s solicitation of proxies for the vote by Alkuri Global’s stockholders in connection with the proposed business combination and other matters as described in the proxy statement, as well as the prospectus relating to the offer of the securities to be issued to Alkuri Global’s stockholders in connection with the completion of the business combination. Alkuri Global has mailed the definitive proxy statement and other relevant documents to its stockholders as of the record date established for voting on the proposed business combination. Alkuri Global’s stockholders and other interested persons are advised to read the Registration Statement and the amendments thereto and the definitive proxy statement/consent solicitation/prospectus, in connection with Alkuri Global’s solicitation of proxies for its special meeting of stockholders to be held on October 20, 2021 to approve, among other things, the proposed business combination (the “Special Meeting”), because these documents contain important information about Alkuri Global, Babylon and the proposed business combination.

Alkuri Global’s stockholders may also obtain a copy of the proxy statement/prospectus, as well as other documents filed with the SEC regarding the proposed business combination and other documents filed with the SEC by Alkuri Global, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: Alkuri Global Acquisition Corp., 4235 Hillsboro Pike, Suite 300, Nashville, TN 37215, Attention: Secretary, (615) 632-0303.

Anticipated effective date of the proposed business combination

Subject to receiving the requisite shareholder approvals at their respective shareholder meetings, Babylon and Alkuri currently expect the proposed business combination to become effective shortly after the shareholder meeting on October 20, 2021.

Participants in solicitation

Alkuri Global, Babylon, and their respective directors and officers may be deemed participants in the solicitation of proxies of Alkuri Global stockholders in connection with the proposed business combination. Alkuri Global stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Alkuri Global in Alkuri Global’s registration statement on Form S-1 (File No. 333-251832), which was declared effective by the SEC on February 4, 2021. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Alkuri Global stockholders in connection with the proposed business combination and other matters to be voted upon at its Special Meeting are set forth in the proxy statement/prospectus for the proposed business combination when. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination is included in the Registration Statement that Babylon filed with the SEC.

Forward-looking statements

This communication contains, and certain oral statements made by representatives of Babylon and Alkuri Global and their respective affiliates, from time to time may contain, a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or our future financial or operating performance. When used in this communication, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements include, without limitation, information concerning Babylon’s or Alkuri Global’s possible or assumed future results of operations, business strategies, debt levels, competitive position, industry environment, potential growth opportunities, Babylon’s and Alkuri Global’s expectations with respect to the future performance of the combined company, including whether this proposed business combination will generate returns for stockholder, the anticipated addressable market for the combined company, the satisfaction of the closing conditions to the business combination, and the timing of the transaction.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Babylon’s or Alkuri Global’s management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (a) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the proposed business combination contemplated thereby; (b) the inability to complete the proposed business combination due to the failure to obtain approval of the stockholders of Alkuri Global or other conditions to closing in the Merger Agreement; (c) the ability to meet the NYSE’s listing standards following the consummation of the proposed business combination; (d) the failure of investors in the PIPE to fund their commitments upon the closing of the proposed business combination; (e) the risk that the proposed business combination disrupts current plans and operations of Babylon or its subsidiaries as a result of the announcement and consummation of the transactions described herein; (f) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (g) costs related to the proposed business combination; (h) changes in applicable laws or regulations, including legal or regulatory developments (such as the SEC’s recently released statement on accounting and reporting considerations for warrants in SPACs) which could result in the need for Alkuri Global to restate its historical financial statements and cause unforeseen delays in the timing of the business combination and negatively impact the trading price of Alkuri Global’s securities and the attractiveness of the business combination to investors; (i) the possibility that Babylon may be adversely affected by other economic, business and/or competitive factors; and (j) other risks and uncertainties to be identified in the Registration Statement and in other documents filed or to be filed with the SEC by Alkuri Global and Babylon and available at the SEC’s website at www.sec.gov.

Babylon and Alkuri Global caution that the foregoing list of factors is not exclusive, and caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, neither Alkuri Global nor Babylon undertakes any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this release.

No offer or solicitations

This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed business combination or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

No assurances

There can be no assurance that the proposed business combination will be completed, nor can there be any assurance, if the proposed business combination is completed, that the potential benefits of combining the companies will be realized.

Filed by Babylon Holdings Limited pursuant to

Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Form F-4 File No.: 333-257694

Subject Company:

Alkuri Global Acquisition Corp.

(Commission File No. 001-40011)

Important Share Information—UK Company Share Option Plan (CSOP) (strictly private and confidential)

Please note that this information is private & confidential and should not be forwarded on or otherwise further disseminated.

Hi all,

As you know we are soon to become a publicly-listed company, and we wanted to update you on your equity and set out what will happen next.

We appreciate that there is a lot of information detailed below, yet please take your time to read through and let us know if you have any questions.

Firstly, when you received your option certificate this detailed the type of options awarded, the exercise price, the number of options awarded and their vesting date. You can currently find more information and view your options and option certificates online in Carta.

What will change when Babylon becomes a publicly-listed company?

Key takeaways (further information is available below)

•	Conversion of shares: shares will convert from Class B Ordinary Shares to public company Class A Ordinary Shares

•	Lock-up period: there is a six-month lock-up period post listing when shareholders cannot sell shares

•	Your information: Carta will be updated to reflect the share conversion. A new equity portal will replace Carta Q1 2022

•	Any questions please contact Babylonshares@babylonhealth.com

Conversion of shares

You hold a Company Share Option Plan (CSOP) award. All CSOP awards are currently held in B Ordinary Shares, however, as a result of a share reorganisation we are doing, due to becoming a public company, these will be converted to Class A Ordinary Shares (A Shares). This will be the same for all CSOP awards. There will be no change in the total value of your awards due to this. Effectively the new A Shares have been valued at just over 3.3 times the old B Shares, so the number of options you hold will decrease and the exercise price will increase by the same ratio.

As an example, if you were originally granted 1,000 options in B Shares with an exercise price of $0.210, after the listing date you will hold 302 options with a new exercise price of $0.695 (rounded).

Conversion Exchange Rate			3.309109202
Pre-Conversion		Post-Conversion
B Shares	Exercise Price	A Shares	Exercise Price
1,000	$0.210	302	$0.694912932

This is what is known as a conversion, and once the conversion has been applied, you will be able to see your modified option grant in Carta.

The terms within your agreement such as vesting, lapse, clawback, and restrictions on transfer applicable to the shares will not change, they will apply to the new class of shares in the same way as they applied previously.

Exercising your options

Our public listing will trigger the exercisability of your option, meaning that you will be able to exercise any options that have already vested. Vesting describes the timing when your options become available to you, and exercising is when you choose to turn your vested options into shares for the exercise price.

The lock-up period

When a company lists, it is normal to have a lock-up period during which time shareholders are unable to sell their shares on the market. For Babylonians, there will be a six-month period from the listing date when you are not allowed to sell any shares. In addition, once the listing has taken place the company will not be eligible to register the CSOP award shares with the SEC or issue any shares until at least 60-days after the listing due to certain public offering rules.

After the shares have been registered and during the lock-up period you can exercise your vested options and hold the shares, but you cannot sell. Please keep in mind that any exercise of options during this period would need to be personally funded to cover exercise cost and taxes. If you have any remaining unvested awards they will continue to vest during the lock-up period as scheduled.

Exercising your options and tax

The CSOP plan allows Babylon’s UK employees to benefit from tax relief under certain conditions. These are dependent on the timing of your exercise from the grant date.

If you exercise your CSOP option on or after the third anniversary of the grant date, but before the tenth anniversary of the grant date you do not have to pay any Income Tax or National Insurance Contributions (NICs) when you exercise your option.

Please be aware, until the shares are listed and the lock-up period has finished, you will not be able to trade any shares, so you will need to personally fund the Option/Exercise Price and, if prior to the third anniversary of the grant, any Income Tax and NICs that are due up front.

Once the listing has occurred and the lock-up period is over you will be able to instruct a ‘cashless exercise’ where the option cost and any Income Tax and NICs due are taken from the sale proceeds of your exercised shares. More information on this will be available in the coming months.

You may continue to hold your option until the third anniversary and before the tenth anniversary of the date of your grant and exercise when the CSOP tax reliefs may be available. This means instead of paying Income Tax and NIC at the point of exercise and capital gains when you sell, you can take advantage of capital gains tax on the spread/difference between the option exercise price and the sale price.

If you are exercising CSOP options within three years of the date of grant, please be aware that the options will not qualify for any tax relief unless one of the very narrow exceptions for certain leavers applies. You will need to pay Income Tax and National Insurance on the gains and employer NICs.

The current rate of employer NICs is 13.8% (as at October 2021). However, you can claim relief for this against your income tax.

How Income Tax and NICs are calculated

In the event that Income Tax and NICs are due at the time of your exercise, (i.e., your exercise is within three years of the date of grant) the taxable value (this is the amount you will be taxed on) is the difference between the exercise price and the market value at the time of exercise.

Capital Gains Tax

If you continue to hold shares after you have exercised your option, you may be subject to Capital Gains Tax (CGT) in the future when you sell them for a profit. You will need to include any disposals (sales of shares) you make on an HMRC Self-Assessment Tax Return and you may need to take personal tax advice.

The amount subject to CGT calculations will normally be any gain above the amount paid for the shares (or where you have paid Income Tax any gain over the value of the shares (or cost basis) at the date of exercise).

So, for example, if you exercise 100 shares when the price is $10.00 and you eventually sell those 100 shares at a later date for $12.00, the value for your CGT calculations would be the $11.305 per share if you held them for more than three years. If you held for less than three years and paid Income Tax and NICs at exercise your gain would be $2.00 per share so in this example $200.00 would be subject to CGT.

What happens if you leave or have left Babylon?

Subject to being a good leaver, under the plan rules, you will be able to exercise the vested part of your option when it becomes exercisable. The option will lapse for any shares that have not vested at the date of termination of your employment. The latest date that you can exercise your option is the date shown on your option certificate. Depending on the circumstances of departure, you may be able to exercise earlier and take advantage of tax advantaged treatment.

A new equity portal in 2022

In Q1 2022, we will be introducing a new Equity Plan Administration portal, which will provide Babylonians and ex-Babylonians with an enhanced service including online real-time trading facilities. This will also give you easy access to your awards via a mobile app. More details to follow.

When the new portal is launched, your options will be cancelled in Carta (as you will be able to view them on the new platform), but Carta will continue to retain your signed documents.

Finally, after we have listed, we plan to introduce a new employee share plan which will be an Equity Incentive Plan (EIP). Once again, watch this space for more information.

If you have any questions, please see the FAQ or email babylonshares@babylonhealth.com. We have also prepared a glossary of terms.

Thank you.

People team

This email provides general information on the CSOP scheme and the effect that Babylon becoming a public company may have on your options held through that plan. It does not constitute the giving of investment, tax, legal or any other professional advice. If you are in any doubt about the contents of this email, you are recommended to seek your own professional advice.

In the event of any inconsistency between the information in this email and the documents formally governing your equity, those documents will prevail.

Disclaimer

About Babylon

Babylon is a world leading, digital-first, value-based care company whose mission is to make high-quality healthcare accessible and affordable for everyone on Earth.

Babylon is reengineering healthcare, shifting the focus from sick care to preventative healthcare so that patients experience better health, and reduced costs. This is achieved by leveraging a highly scalable, digital-first platform combined with high quality, virtual clinical operations to provide integrated, personalized healthcare. We endeavor to support patients’ health needs, all from their devices, with the aim to promote longer and healthier lives. When sick, Babylon provides assistance to navigate the health system, connecting patients digitally to the right clinician 24/7, at no additional cost.

Founded in 2013, we have since delivered millions of clinical consultations and AI interactions, with c.2m clinical consultations and c.3.9m AI interactions in 2020 alone. We work with governments, health providers and insurers across the globe, and support healthcare facilities from small local practices to large hospitals. For more information, please visit www.babylonhealth.com/us.

About Alkuri Global Acquisition Corp.

Alkuri Global Acquisition Corp. (NASDAQ: KURI, KURIU and KURIW) is a blank check company formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While Alkuri Global Acquisition Corp. may pursue a business combination in any industry, the company intends to favor next-generation technology businesses led by visionary founders and teams leveraging data and artificial intelligence in the areas of Consumer Internet and Marketplaces, Healthtech, Fintech and Mobility.

Additional information and where to find it

In connection with the proposed business combination between Alkuri Global Acquisition Corporation (“Alkuri Global”) and Babylon Holdings Limited (“Babylon”) and the other parties to the Merger Agreement dated June 3, 2021 (the “Merger Agreement”), Babylon filed a registration statement on Form F-4 (File No. 333-257694) (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), which was declared effective on September 30, 2021, with respect to Babylon’s securities to be issued in connection with the proposed business combination, and Alkuri Global filed a definitive proxy statement on September 30, 2021 in connection with Alkuri Global’s solicitation of proxies for the vote by Alkuri Global’s stockholders in connection with the proposed business combination and other matters as described in the proxy statement, as well as the prospectus relating to the offer of the securities to be issued to Alkuri Global’s stockholders in connection with the completion of the business combination. Alkuri Global has mailed the definitive proxy statement and other relevant documents to its stockholders as of the record date established for voting on the proposed business combination. Alkuri Global’s stockholders and other interested persons are advised to read the Registration Statement and the amendments thereto and the definitive proxy statement/consent solicitation/prospectus, in connection with Alkuri Global’s solicitation of proxies for its special meeting of stockholders to be held on October 20, 2021 to approve, among other things, the proposed business combination (the “Special Meeting”), because these documents contain important information about Alkuri Global, Babylon and the proposed business combination.

Alkuri Global’s stockholders may also obtain a copy of the proxy statement/prospectus, as well as other documents filed with the SEC regarding the proposed business combination and other documents filed with the SEC by Alkuri Global, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: Alkuri Global Acquisition Corp., 4235 Hillsboro Pike, Suite 300, Nashville, TN 37215, Attention: Secretary, (615) 632-0303.

Anticipated effective date of the proposed business combination

Subject to receiving the requisite shareholder approvals at their respective shareholder meetings, Babylon and Alkuri currently expect the proposed business combination to become effective shortly after the shareholder meeting on October 20, 2021.

Participants in solicitation

Alkuri Global, Babylon, and their respective directors and officers may be deemed participants in the solicitation of proxies of Alkuri Global stockholders in connection with the proposed business combination. Alkuri Global stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Alkuri Global in Alkuri Global’s registration statement on Form S-1 (File No. 333-251832), which was declared effective by the SEC on February 4, 2021. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Alkuri Global stockholders in connection with the proposed business combination and other matters to be voted upon at its Special Meeting are set forth in the proxy statement/prospectus for the proposed business combination when. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination is included in the Registration Statement that Babylon filed with the SEC.

Forward-looking statements

This communication contains, and certain oral statements made by representatives of Babylon and Alkuri Global and their respective affiliates, from time to time may contain, a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or our future financial or operating performance. When used in this communication, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements include, without limitation, information concerning Babylon’s or Alkuri Global’s possible or assumed future results of operations, business strategies, debt levels, competitive position, industry environment, potential growth opportunities, Babylon’s and Alkuri Global’s expectations with respect to the future performance of the combined company, including whether this proposed business combination will generate returns for stockholder, the anticipated addressable market for the combined company, the satisfaction of the closing conditions to the business combination, and the timing of the transaction.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Babylon’s or Alkuri Global’s management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (a) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the proposed business combination contemplated thereby; (b) the inability to complete the proposed business combination due to the failure to obtain approval of the stockholders of Alkuri Global or other conditions to closing in the Merger Agreement; (c) the ability to meet the NYSE’s listing standards following the consummation of the proposed business combination; (d) the failure of investors in the PIPE to fund their commitments upon the closing of the proposed business combination; (e) the risk that the proposed business combination disrupts current plans and operations of Babylon or its subsidiaries as a result of the announcement and consummation of the transactions described herein; (f) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (g) costs related to the proposed business combination; (h) changes in applicable laws or regulations, including legal or regulatory developments (such as the SEC’s recently released statement on accounting and reporting considerations for warrants in SPACs) which could result in the need for Alkuri Global to restate its historical financial statements and cause unforeseen delays in the timing of the business combination and negatively impact the trading price of Alkuri Global’s securities and the attractiveness of the business combination to investors; (i) the possibility that Babylon may be adversely affected by other economic, business and/or competitive factors; and (j) other risks and uncertainties to be identified in the Registration Statement and in other documents filed or to be filed with the SEC by Alkuri Global and Babylon and available at the SEC’s website at www.sec.gov.

Babylon and Alkuri Global caution that the foregoing list of factors is not exclusive, and caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, neither Alkuri Global nor Babylon undertakes any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this release.

No offer or solicitations

This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed business combination or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

No assurances

There can be no assurance that the proposed business combination will be completed, nor can there be any assurance, if the proposed business combination is completed, that the potential benefits of combining the companies will be realized.

Filed by Babylon Holdings Limited pursuant to

Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Form F-4 File No.: 333-257694

Subject Company:

Alkuri Global Acquisition Corp.

(Commission File No. 001-40011)

Important Share Information—US Long-term Incentive Plan – Incentive Stock Options ISOs & NSO

Please note that this information is private & confidential and should not be forwarded on or otherwise further disseminated.

Hi all,

As you know we are soon to become a publicly-listed company, and we wanted to update you on your equity and set out what will happen next.

We appreciate that there is a lot of information detailed below, yet please take your time to read through and let us know if you have any questions.

Firstly, when you received your option certificate this detailed the type of options awarded, the exercise price, the number of options awarded and their vesting date. You can currently find more information and view your options and option certificates online in Carta.

What will change when Babylon becomes a publicly-listed company?

•	Key takeaways (further information is available below)

•	Conversion of shares: shares will convert from Class B Ordinary Shares to public company Class A Ordinary Shares

•	Lock-up period: there is a six-month lock-up period post listing when shareholders cannot sell shares

•

Leaving or have left Babylon: you must exercise your options by one-month post the lock-up period. The treatment of your option grant will depend on when you left or leave Babylon—see table below for more info

•	Your information: Carta will be updated to reflect the share conversion and a new equity portal will replace Carta in Q1 2022

•	Any questions please contact Babylonshares@babylonhealth.com

Conversion of shares

You hold a Long-term Incentive Plan (LTIP) award. All LTIP awards are currently held in B Ordinary Shares, however, as a result of a share reorganisation we are doing, due to becoming a publicly-listed company, these will be converted to Class A Ordinary Shares (A Shares). This will be the same for all

LTIP Share awards. There will be no change in the total value of your awards due to this. Effectively the new A Shares have been valued at just over 3.3 times the old B Shares, so the number of options you hold will decrease and the exercise price will increase by the same ratio.

As an example, if you were originally granted 1,000 options of B Shares with an exercise price of $0.430, after the listing, you will have 302 options exercisable for A Shares with an exercise price of $1.423.

Conversion Exchange Rate			3.309109202
Pre-Conversion		Post-Conversion
B Shares	Exercise Price	A Shares	Exercise Price
1,000	$0.430	302	$1.423

This is what is known as a conversion, and when the conversion has been applied, you will be able to see your modified option grant in Carta.

The terms within your agreement such as vesting, lapse, clawback, and restrictions on transfer applicable to the shares will not change, they will apply to the new class of shares in the same way as they applied previously.

Exercising your options

Our public listing will trigger the exercisability of your option, meaning that you will be able to exercise any options that have already vested. Vesting describes the timing when your options become available to you, and exercising is when you choose to turn your vested options into shares for the exercise price.

The lock-up period

When a company lists, it is normal to have a lock-up period during which time shareholders are unable to sell their shares on the market. For Babylonians, there will be a six-month period from the listing date when you are not allowed to sell any shares. In addition, once the listing has taken place the company will not be eligible to register any LTIP award shares with the SEC or issue any shares until at least 60-days after the listing due to certain public offering rules.

After the shares have been registered and during the lock-up period you can exercise your vested options and hold the shares, but you cannot sell. Please keep in mind that any exercise of options during this period would need to be personally funded to cover exercise cost and taxes. If you have any remaining unvested awards they will continue to vest during the lock-up period as scheduled.

Exercising your options and tax

How stock options are taxed depends on the type of options you have, the timing of your exercise and any subsequent sale. Incentive Stock Options (ISOs) generally receive favourable tax treatment compared to Non-statutory Stock Options (NSOs) also called Non-qualified Stock Options.

ISOs Incentive Stock Options

With the possible exception of Alternative Minimum Tax (AMT), which is covered later, you will generally pay no tax when you exercise your options and acquire shares. However, tax will be due when you sell the shares on any realized gain. The type of tax and the amount due will depend on the value of your options and the timing of the sale.

When you sell ISOs, it’s considered either a qualifying or disqualifying distribution depending on how long you have held the shares. A qualifying disposition carries tax benefits, and a disqualifying disposition does not.

A qualifying disposition occurs when the sale of shares takes place more than two years after the option was granted and more than one year after the date of exercise. Any gain or loss will be categorized as a long-term capital gain or loss.

A disqualifying disposition occurs when the sale of shares occurs before either of the holding requirements have been satisfied. Gains will be taxed as ordinary income. Ordinary income is calculated on the lesser of either (a) the difference between the fair market value of the shares at exercise and your exercise price, or (b) the difference between the sale price and the exercise price of the options.

Any additional profit, over the level of ordinary income will be taxed as capital gain. This will be either long-term or short-term, depending on whether the shares were held for more than a year following the exercise.

Babylon is required to report to the IRS any income as a result of a sale that is a disqualifying disposition. So, you must inform babylonshares@babylonhealth.com of the transaction details.

Note, there is an annual vesting limit of $100,000 per year for tax beneficial ISOs, based on the market value of the ISOs at the time of grant. Any shares in excess of this limit will be automatically treated as NSOs and subject to different taxation treatment set out below. If you hold more than one ISO, this rule is applied to the options in the order in which they were granted.

Non-Statutory Stock Option (NSOs)

Exercise

The exercise of an NSO will normally mean you need to recognize ordinary income. This is calculated as the difference between the fair market value of the shares at exercise and your exercise price. All ordinary income for employees and former employees will be subject to income and employment tax withholding.

Sale

When you sell your shares acquired from an NSO exercise, any profit over the level of ordinary income will be taxed as capital gain. This will be either long-term or short term, depending on whether the shares were held for more than a year following the exercise. In the case of a loss, you may also be able to report this as a capital loss.

Alternative minimum tax

Exercising incentive stock options could have indirect tax implications. If the shares aren’t sold before the end of the calendar year, it could trigger the alternative minimum tax (AMT). The AMT is a parallel tax calculation. In years where you are subject to the AMT, certain tax deductions may be disallowed so the taxpayer pays more in tax than they would under the traditional system. Some states may also have a local alternative minimum tax. You should consult a tax professional for advice on your own personal tax situation.

What happens if you leave or have left Babylon?

The treatment of your option grant will depend on when you left or leave Babylon. Please refer to the table below.

Left more than three months before closing	Your ISO has already converted to NSO so you will have one-month post six-month lock-up (extended from one-month post-closing) to exercise your options, effectively seven months (after which time your options will LAPSE).

Left less than three months before closing

You have up to one-month post-closing to exercise your ISO.

If you terminate employment, for example, 2.5-months pre-closing. You have 15-days post-closing to exercise and keep ISO status. At day 16, the option is no longer ISO and is NSO. The option is still alive for 14 more days, and Babylon can extend unilaterally at this point.

Leaves on or after closing but before the lock-up ends

You have one-month from leaving to maintain ISO status.

Shares will not be registered until at least 60-days after closing.

If you exercise within that one-month window but before the shares have been registered, then your shares will keep ISO status, but you will hold unregistered shares, and these must be held for at least six-months to be eligible for sale under Rule 144.

Alternatively, you can accept an extended exercise period that allows exercise following the registration of the shares. This will flip the ISO to an NSO, and you can sell your registered shares under Babylon’s registration statement without regard to the Rule 144 holding period.

Leaves after the end of the lock-up	You have one-month from leaving employment to exercise your options.

A new equity portal in 2022

In Q1 2022, we will be introducing a new Equity Plan Administration portal, which will provide Babylonians and ex-Babylonians with an enhanced service including online real-time trading facilities. This will also give you easy access to your awards via a mobile app. More details to follow.

When the new portal is launched, your options will be cancelled in Carta (as you will be able to view them on the new platform), but Carta will continue to retain your signed documents.

Finally, after we have listed, we plan to introduce a new employee share plan which will be an Equity Incentive Plan (EIP). Once again, watch this space for more information.

If you have any questions, please see the FAQ or email babylonshares@babylonhealth.com. We have also prepared a glossary of terms.

Thank you.

People team

This email provides general information on the LTIP scheme and the effect that Babylon becoming a public company may have on your options held through that plan. It does not constitute the giving of investment, tax, legal or any other professional advice. If you are in any doubt about the contents of this email, you are recommended to seek your own professional advice.

In the event of any inconsistency between the information in this email and the documents formally governing your equity, those documents will prevail.

Disclaimer

About Babylon

Babylon is a world leading, digital-first, value-based care company whose mission is to make high-quality healthcare accessible and affordable for everyone on Earth.

Babylon is reengineering healthcare, shifting the focus from sick care to preventative healthcare so that patients experience better health, and reduced costs. This is achieved by leveraging a highly scalable, digital-first platform combined with high quality, virtual clinical operations to provide integrated, personalized healthcare. We endeavor to support patients’ health needs, all from their devices, with the aim to promote longer and healthier lives. When sick, Babylon provides assistance to navigate the health system, connecting patients digitally to the right clinician 24/7, at no additional cost.

Founded in 2013, we have since delivered millions of clinical consultations and AI interactions, with c.2m clinical consultations and c.3.9m AI interactions in 2020 alone. We work with governments, health providers and insurers across the globe, and support healthcare facilities from small local practices to large hospitals. For more information, please visit www.babylonhealth.com/us.

About Alkuri Global Acquisition Corp.

Alkuri Global Acquisition Corp. (NASDAQ: KURI, KURIU and KURIW) is a blank check company formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While Alkuri Global Acquisition Corp. may pursue a business combination in any industry, the company intends to favor next-generation technology businesses led by visionary founders and teams leveraging data and artificial intelligence in the areas of Consumer Internet and Marketplaces, Healthtech, Fintech and Mobility.

Additional information and where to find it

In connection with the proposed business combination between Alkuri Global Acquisition Corporation (“Alkuri Global”) and Babylon Holdings Limited (“Babylon”) and the other parties to the Merger Agreement dated June 3, 2021 (the “Merger Agreement”), Babylon filed a registration statement on Form F-4 (File No. 333-257694) (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), which was declared effective on September 30, 2021, with respect to Babylon’s securities to be issued in connection with the proposed business combination, and Alkuri Global filed a definitive proxy statement on September 30, 2021 in connection with Alkuri Global’s solicitation of proxies for the vote by Alkuri Global’s stockholders in connection with the proposed business combination and other matters as described in the proxy statement, as well as the prospectus relating to the offer of the securities to be issued to Alkuri Global’s stockholders in connection with the completion of the business combination. Alkuri Global has mailed the definitive proxy statement and other relevant documents to its stockholders as of the record date established for voting on the proposed business combination. Alkuri Global’s stockholders and other interested persons are advised to read the Registration Statement and the amendments thereto and the definitive proxy statement/consent solicitation/prospectus, in connection with Alkuri Global’s solicitation of proxies for its special meeting of stockholders to be held on October 20, 2021 to approve, among other things, the proposed business combination (the “Special Meeting”), because these documents contain important information about Alkuri Global, Babylon and the proposed business combination.

Alkuri Global’s stockholders may also obtain a copy of the proxy statement/prospectus, as well as other documents filed with the SEC regarding the proposed business combination and other documents filed with the SEC by Alkuri Global, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: Alkuri Global Acquisition Corp., 4235 Hillsboro Pike, Suite 300, Nashville, TN 37215, Attention: Secretary, (615) 632-0303.

Anticipated effective date of the proposed business combination

Subject to receiving the requisite shareholder approvals at their respective shareholder meetings, Babylon and Alkuri currently expect the proposed business combination to become effective shortly after the shareholder meeting on October 20, 2021.

Participants in solicitation

Alkuri Global, Babylon, and their respective directors and officers may be deemed participants in the solicitation of proxies of Alkuri Global stockholders in connection with the proposed business combination. Alkuri Global stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Alkuri Global in Alkuri Global’s registration statement on Form S-1 (File No. 333-251832), which was declared effective by the SEC on February 4, 2021. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Alkuri Global stockholders in connection with the proposed business combination and other matters to be voted upon at its Special Meeting are set forth in the proxy statement/prospectus for the proposed business combination when. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination is included in the Registration Statement that Babylon filed with the SEC.

Forward-looking statements

This communication contains, and certain oral statements made by representatives of Babylon and Alkuri Global and their respective affiliates, from time to time may contain, a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or our future financial or operating performance. When used in this communication, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements include, without limitation, information concerning Babylon’s or Alkuri Global’s possible or assumed future results of operations, business strategies, debt levels, competitive position, industry environment, potential growth opportunities, Babylon’s and Alkuri Global’s expectations with respect to the future performance of the combined company, including whether this proposed business combination will generate returns for stockholder, the anticipated addressable market for the combined company, the satisfaction of the closing conditions to the business combination, and the timing of the transaction.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Babylon’s or Alkuri Global’s management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (a) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the proposed business combination contemplated thereby; (b) the inability to complete the proposed business combination due to the failure to obtain approval of the stockholders of Alkuri Global or other conditions to closing in the Merger Agreement; (c) the ability to meet the NYSE’s listing standards following the consummation of the proposed business combination; (d) the failure of investors in the PIPE to fund their commitments upon the closing of the proposed business combination; (e) the risk that the proposed business combination disrupts current plans and operations of Babylon or its subsidiaries as a result of the announcement and consummation of the transactions described herein; (f) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (g) costs related to the proposed business combination; (h) changes in applicable laws or regulations, including legal or regulatory developments (such as the SEC’s recently released statement on accounting and reporting considerations for warrants in SPACs) which could result in the need for Alkuri Global to restate its historical financial statements and cause unforeseen delays in the timing of the business combination and negatively impact the trading price of Alkuri Global’s securities and the attractiveness of the business combination to investors; (i) the possibility that Babylon may be adversely affected by other economic, business and/or competitive factors; and (j) other risks and uncertainties to be identified in the Registration Statement and in other documents filed or to be filed with the SEC by Alkuri Global and Babylon and available at the SEC’s website at www.sec.gov.

Babylon and Alkuri Global caution that the foregoing list of factors is not exclusive, and caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, neither Alkuri Global nor Babylon undertakes any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this release.

No offer or solicitations

This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed business combination or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

No assurances

There can be no assurance that the proposed business combination will be completed, nor can there be any assurance, if the proposed business combination is completed, that the potential benefits of combining the companies will be realized.

Filed by Babylon Holdings Limited pursuant to

Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Form F-4 File No.: 333-257694

Subject Company:

Alkuri Global Acquisition Corp.

(Commission File No. 001-40011)

Important Share Information—Rwanda Long-Term Incentive Plan

Please note that this information is private & confidential and should not be forwarded on or otherwise further disseminated.

Hi all,

As you know we are soon to become a publicly-listed company, and we wanted to update you on your equity and set out what will happen next.

We appreciate that there is a lot of information detailed below, yet please take your time to read through and let us know if you have any questions.

Firstly, when you received your option certificate this detailed the type of options awarded, the exercise price, the number of options awarded and their vesting date. You can currently find more information and view your options and option certificates online in Carta.

What will change when Babylon becomes a publicly-listed company?

Key takeaways (further information is available below)

•	Conversion of shares: shares will convert from Class B Ordinary Shares to public company Class A Ordinary Shares

•	Lock-up period: there is a six-month lock-up period post listing when shareholders cannot sell shares

•	Leaving or have left Babylon: you must exercise your options by one-month post the lock-up period

•	Your information: Carta will be updated to reflect the share conversion. A new equity portal will replace Carta in Q1 2022

•	Any questions please contact Babylonshares@babylonhealth.com

Conversion of shares

You hold a Long-term Incentive Plan (LTIP) award. All LTIP awards are currently held in B Ordinary Shares; however, as a result of a share reorganisation we are doing, due to becoming a public company, these will be converted to Class A Ordinary Shares (A Shares). This will be the same for all LTIP awards. There will be no change in the total value of your awards due to this. Effectively the new A Shares have been valued at just over 3.3 times the old B Shares, so the number of options you hold will decrease and the exercise price will increase by the same ratio.

As an example, if you were originally granted 1,000 options over B Shares with an exercise price of $0.00001277, after the listing date you will have 302 options exercisable for A Shares with an exercise price of $0.0000422573.

Conversion Exchange Rate			3.30910922
Pre-Conversion		Post-Conversion
B Shares	Exercise Price	A Shares	Exercise Price
1,000	$0.00001277	302	$0.0000422573

This is what is known as a conversion, and when the conversion has been applied, you will be able to see your modified option grant in Carta.

The terms within your agreement such as vesting, lapse, clawback, and restrictions on transfer applicable to the shares will not change, they will apply to the new class of shares in the same way as they applied previously.

Exercising your options

Our public listing will trigger the exercisability of your option, meaning that you will be able to exercise any options that have already vested. Vesting describes the timing when your options become available to you, and exercising is when you choose to turn your vested options into shares for the exercise price.

The lock-up period

When a company lists, it is normal to have a lock-up period during which time shareholders are unable to sell their shares on the market. For Babylonians, there will be a six-month period from the listing date when you are not allowed to sell any shares. In addition, once the listing has taken place the company will not be eligible to register any LTIP award shares with the SEC or issue any shares until at least 60 days after the listing due to certain public offering rules.

After the shares have been registered and during the lock-up period you can exercise your vested options and hold the shares, but you cannot sell. Please keep in mind that any exercise of options during this period would need to be personally funded to cover option cost and taxes. If you have any remaining unvested awards, they will continue to vest during the lock-up period as scheduled.

Exercising your options and tax

How tax is calculated

Tax is due at the time of your exercise. The taxable value (this is the amount you will be taxed on) is the difference between the exercise price (which was set at the time of grant) and the market value at the time of exercise.

Please be aware, until the shares are listed, and the lock-up period is over, you will not be able to trade any shares, so you will need to personally fund the option price and all tax that is due up front.

Once the listing has taken place, and the lock-up is over you will be able to instruct a ‘cashless exercise’ where the option costs and any Tax due are taken from the sale proceeds of your exercised shares. More information on this will be available in the coming months.

Capital Gains Tax

If you continue to hold shares after you have exercised your option, you may be subject to Capital Gains Tax (CGT) in the future when you sell them.

The amount subject to CGT calculations will normally be any gain above the amount paid for the shares (or where you have paid Income Tax any gain over the value of the shares (or cost basis) on the date of exercise). So, for example, if you exercise 100 shares when the price is $10.00 and you eventually sell those 100 shares at a later date for $12.00, the value for your CGT calculations would be the $2.00 gain, so in this example $200.00 would be subject to CGT.

Collection and payment of taxes

Your employer is required to file a tax declaration based on procedures prescribed by the Commissioner General of Rwanda Revenue Authority and transmit the tax withheld on your transaction to the Tax Administration (Rwanda Revenue Authority) within fifteen (15) working days after the tax is withheld.

What happens if you leave or have left Babylon?

Under the plan rules, any vested options held by leavers will be exercisable for ONE-month following the date they become exercisable, which is the listing date. However, due to the lock-up period, Babylon will allow employees who left prior to the date of listing or during the lock-up period, to exercise their options for a period of ONE-month after the lock up has expired. In effect, this will extend the period you can exercise your options to SEVEN months after the options become exercisable (and they will LAPSE if not exercised in this period). Remember, if you exercise during the lock up period you will not be able to sell any shares so you will need to fund the exercise price and any Income Tax and National Social Security taxes that are due.

A new equity portal in 2022

In Q1 2022, we will be introducing a new Equity Plan Administration portal, which will provide Babylonians and ex-Babylonians with an enhanced service including online real-time trading facilities. This will also give you easy access to your awards via a mobile app. More details to follow.

When the new portal is launched, your options will be cancelled in Carta (as you will be able to view them on the new platform), but Carta will continue to retain your signed documents.

Finally, after we have listed, we plan to introduce a new employee share plan which will be an Equity Incentive Plan (EIP). Once again, watch this space for more information.

If you have any questions, please see the FAQ or email babylonshares@babylonhealth.com. We have also prepared a glossary of terms.

Thank you.

People team

This email provides general information on the LTIP scheme and the effect that Babylon becoming a public company may have on your options held through that plan. It does not constitute the giving of investment, tax, legal or any other professional advice. If you are in any doubt about the contents of this email, you are recommended to seek your own professional advice.

In the event of any inconsistency between the information in this email and the documents formally governing your equity, those documents will prevail.

Disclaimer

About Babylon

Babylon is a world leading, digital-first, value-based care company whose mission is to make high-quality healthcare accessible and affordable for everyone on Earth.

Babylon is reengineering healthcare, shifting the focus from sick care to preventative healthcare so that patients experience better health, and reduced costs. This is achieved by leveraging a highly scalable, digital-first platform combined with high quality, virtual clinical operations to provide integrated, personalized healthcare. We endeavor to support patients’ health needs, all from their devices, with the aim to promote longer and healthier lives. When sick, Babylon provides assistance to navigate the health system, connecting patients digitally to the right clinician 24/7, at no additional cost.

Founded in 2013, we have since delivered millions of clinical consultations and AI interactions, with c.2m clinical consultations and c.3.9m AI interactions in 2020 alone. We work with governments, health providers and insurers across the globe, and support healthcare facilities from small local practices to large hospitals. For more information, please visit www.babylonhealth.com/us.

About Alkuri Global Acquisition Corp.

Alkuri Global Acquisition Corp. (NASDAQ: KURI, KURIU and KURIW) is a blank check company formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While Alkuri Global Acquisition Corp. may pursue a business combination in any industry, the company intends to favor next-generation technology businesses led by visionary founders and teams leveraging data and artificial intelligence in the areas of Consumer Internet and Marketplaces, Healthtech, Fintech and Mobility.

Additional information and where to find it

In connection with the proposed business combination between Alkuri Global Acquisition Corporation (“Alkuri Global”) and Babylon Holdings Limited (“Babylon”) and the other parties to the Merger Agreement dated June 3, 2021 (the “Merger Agreement”), Babylon filed a registration statement on Form F-4 (File No. 333-257694) (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), which was declared effective on September 30, 2021, with respect to Babylon’s securities to be issued in connection with the proposed business combination, and Alkuri Global filed a definitive proxy statement on September 30, 2021 in connection with Alkuri Global’s solicitation of proxies for the vote by Alkuri Global’s stockholders in connection with the proposed business combination and other matters as described in the proxy statement, as well as the prospectus relating to the offer of the securities to be issued to Alkuri Global’s stockholders in connection with the completion of the business combination. Alkuri Global has mailed the definitive proxy statement and other relevant documents to its stockholders as of the record date established for voting on the proposed business combination. Alkuri Global’s stockholders and other interested persons are advised to read the Registration Statement and the amendments thereto and the definitive proxy statement/consent solicitation/prospectus, in connection with Alkuri Global’s solicitation of proxies for its special meeting of stockholders to be held on October 20, 2021 to approve, among other things, the proposed business combination (the “Special Meeting”), because these documents contain important information about Alkuri Global, Babylon and the proposed business combination.

Alkuri Global’s stockholders may also obtain a copy of the proxy statement/prospectus, as well as other documents filed with the SEC regarding the proposed business combination and other documents filed with the SEC by Alkuri Global, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: Alkuri Global Acquisition Corp., 4235 Hillsboro Pike, Suite 300, Nashville, TN 37215, Attention: Secretary, (615) 632-0303.

Anticipated effective date of the proposed business combination

Subject to receiving the requisite shareholder approvals at their respective shareholder meetings, Babylon and Alkuri currently expect the proposed business combination to become effective shortly after the shareholder meeting on October 20, 2021.

Participants in solicitation

Alkuri Global, Babylon, and their respective directors and officers may be deemed participants in the solicitation of proxies of Alkuri Global stockholders in connection with the proposed business combination. Alkuri Global stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Alkuri Global in Alkuri Global’s registration statement on Form S-1 (File No. 333-251832), which was declared effective by the SEC on February 4, 2021. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Alkuri Global stockholders in connection with the proposed business combination and other matters to be voted upon at its Special Meeting are set forth in the proxy statement/prospectus for the proposed business combination when. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination is included in the Registration Statement that Babylon filed with the SEC.

Forward-looking statements

This communication contains, and certain oral statements made by representatives of Babylon and Alkuri Global and their respective affiliates, from time to time may contain, a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or our future financial or operating performance. When used in this communication, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements include, without limitation, information concerning Babylon’s or Alkuri Global’s possible or assumed future results of operations, business strategies, debt levels, competitive position, industry environment, potential growth opportunities, Babylon’s and Alkuri Global’s expectations with respect to the future performance of the combined company, including whether this proposed business combination will generate returns for stockholder, the anticipated addressable market for the combined company, the satisfaction of the closing conditions to the business combination, and the timing of the transaction.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Babylon’s or Alkuri Global’s management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (a) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the proposed business combination contemplated thereby; (b) the inability to complete the proposed business combination due to the failure to obtain approval of the stockholders of Alkuri Global or other conditions to closing in the Merger Agreement; (c) the ability to meet the NYSE’s listing standards following the consummation of the proposed business combination; (d) the failure of investors in the PIPE to fund their commitments upon the closing of the proposed business combination; (e) the risk that the proposed business combination disrupts current plans and operations of Babylon or its subsidiaries as a result of the announcement and consummation of the transactions described herein; (f) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (g) costs related to the proposed business combination; (h) changes in applicable laws or regulations, including legal or regulatory developments (such as the SEC’s recently released statement on accounting and reporting considerations for warrants in SPACs) which could result in the need for Alkuri Global to restate its historical financial statements and cause unforeseen delays in the timing of the business combination and negatively impact the trading price of Alkuri Global’s securities and the attractiveness of the business combination to investors; (i) the possibility that Babylon may be adversely affected by other economic, business and/or competitive factors; and (j) other risks and uncertainties to be identified in the Registration Statement and in other documents filed or to be filed with the SEC by Alkuri Global and Babylon and available at the SEC’s website at www.sec.gov.

Babylon and Alkuri Global caution that the foregoing list of factors is not exclusive, and caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, neither Alkuri Global nor Babylon undertakes any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this release.

No offer or solicitations

This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed business combination or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

No assurances

There can be no assurance that the proposed business combination will be completed, nor can there be any assurance, if the proposed business combination is completed, that the potential benefits of combining the companies will be realized.

Filed by Babylon Holdings Limited pursuant to

Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Form F-4 File No.: 333-257694

Subject Company:

Alkuri Global Acquisition Corp.

(Commission File No. 001-40011)

Important Share Information—Singapore Long-Term Incentive Plan

Please note that this information is private & confidential and should not be forwarded on or otherwise further disseminated.

Hi all,

As you know we are soon to become a publicly-listed company, and we wanted to update you on your equity and set out what will happen next.

We appreciate that there is a lot of information detailed below, yet please take your time to read through and let us know if you have any questions.

Firstly, when you received your option certificate this detailed the type of options awarded, the exercise price, the number of options awarded and their vesting date. You can currently find more information and view your options and option certificates online in Carta.

What will change when Babylon becomes a publicly-listed company?

Key takeaways (further information is available below)

•	Conversion of shares: shares will convert from Class B Ordinary Shares to public company Class A Ordinary Shares

•	Lock-up period: there is a six-month lock-up period post listing when shareholders cannot sell shares

•	Leaving or have left Babylon: you must exercise your options by one-month post the lock-up period

•	Your information: Carta will be updated to reflect the share conversion. A new equity portal will replace Carta in Q1 2022

•	Any questions please contact Babylonshares@babylonhealth.com

Conversion of shares

You hold a Long-term Incentive Plan (LTIP) award. All LTIP awards are currently held in B Ordinary Shares, however, due to a share reorganisation we are doing, due to becoming a public company, these will be converted to Class A Ordinary Shares (A Shares). This will be the same for all LTIP Award holders. There will be no change in the total value of your awards due to this. Effectively the new A Shares have been valued at just over 3.3 times the old B Shares, so the number of options you hold will decrease and the exercise price will increase by the same ratio.

As an example, if you were originally granted 1,000 options over B Shares with an exercise price of $0.00001277, after the listing date you will have 302 options exercisable for A Shares with an exercise price of $0.0000422573.

Conversion Exchange Rate			3.309109202
Pre-Conversion		Post-Conversion
B Shares	Exercise Price	A Shares	Exercise Price
1,000	$0.00001277	302	$0.0000422573

This is what is known as a conversion, and when the conversion has been applied, you will be able to see your modified option grant in Carta.

The terms within your agreement such as vesting, lapse, clawback, and restrictions on transfer applicable to the shares will not change, they will apply to the new class of shares in the same way as they applied previously.

Exercising your options

Our public listing will trigger the exercisability of your option, meaning that you will be able to exercise any options that have already vested. Vesting describes the timing when your options become available to you, and exercising is when you choose to turn your vested options into shares for the exercise price.

The lock-up period

When a company lists, it is normal to have a lock-up period during which shareholders are unable to sell their shares on the market. For Babylonians, there will be a six-month period from the listing date when you are not allowed to sell any shares. In addition, once the listing has taken place the company will not be eligible to register any LTIP award shares with the SEC or issue any shares until at least 60-days after the listing due to certain public offering rules.

After the shares have been registered and during the lock-up period you can exercise your vested options and hold the shares, but you cannot sell. Please keep in mind that any exercise of options during this period would need to be personally funded to cover option cost and taxes. If you have any remaining unvested awards they will continue to vest during the lock up period as scheduled.

Exercising your options and tax

How tax is calculated

Generally, the amount of tax due is calculated at the time of your exercise. The taxable value (this is the amount you will be taxed on) is the difference between the exercise price (which was set at the time of grant) and the market value at the time of exercise.

Please be aware, until the shares are listed and the lock-up period is over, you will not be able to trade any shares, so you will need to personally fund the exercise price that is due up front.

Once the listing has taken place and the lock-up is over you will be able to instruct a ‘cashless exercise’ where the option exercise costs are taken from the sale proceeds of your exercised shares. More information on this will be available in the coming months.

Collection and payment of taxes

Any gains from the exercise of your options should be declared under ‘Employment income’ when filing your tax return for the year in which you made those gains. For example, if you exercise a part of the option in 2022 (and the shares are not subject to any selling restrictions), you must include the gains from such exercise when filing your income tax return for the year of assessment 2023. You must also submit the Appendix 8B, complete with details of the gains derived, with your income tax return.

Tax on gains arising from share options may be deferred for up to five years under the Qualified Employee Equity-based Remuneration Scheme, subject to qualifying conditions and an interest charge. For more information, please visit the IRAS website

(https://www.iras.gov.sg/IRASHome/Individuals/Foreigners/Working-out-your-taxes/What-is-Taxa ble-What-is-Not/Stock-Options/).

Tax should be paid directly to the IRAS, for more details, please see their website: (https://www.iras.gov.sg/irashome/Individuals/Locals/Paying-your-taxes-Claiming-refunds/How-to- Pay-Tax/).

Please note, if you are not a citizen or permanent resident of Singapore, your tax obligations may be different, and you should check with your tax adviser if you are leaving Singapore.

What happens if you leave or have left Babylon?

Under the plan rules, any vested options held by leavers will be exercisable for ONE-month following the date they become exercisable, which is the listing date. However, due to the six-month lock-up period, Babylon will allow employees who left prior to the date of listing or during the lock-up period, to exercise their options for a period of ONE-month after the lock up has expired. In effect, this will extend the period you can exercise your options to SEVEN months after the options become exercisable (and they will LAPSE if not exercised in this period). Remember, if you exercise during the lock-up period you will not be able to sell any shares so you will need to fund the exercise price.

A new equity portal in 2022

In Q1 2022, we will be introducing a new Equity Plan Administration portal, which will provide Babylonians and ex-Babylonians with an enhanced service including online real-time trading facilities. This will also give you easy access to your awards via a mobile app. More details to follow.

When the new portal is launched, your options will be cancelled in Carta (as you will be able to view them on the new platform), but Carta will continue to retain your signed documents.

Finally, after we have listed, we plan to introduce a new employee share plan which will be an Equity Incentive Plan (EIP). Once again, watch this space for more information.

If you have any questions, please see the FAQ or email babylonshares@babylonhealth.com. We have also prepared a glossary of terms.

Thank you.

People team

This email provides general information on the LTIP scheme and the effect that Babylon becoming a public company may have on your options held through that plan. It does not constitute the giving of investment, tax, legal or any other professional advice. If you are in any doubt about the contents of this email, you are recommended to seek your own professional advice.

In the event of any inconsistency between the information in this email and the documents formally governing your equity, those documents will prevail.

Disclaimer

About Babylon

Babylon is a world leading, digital-first, value-based care company whose mission is to make high-quality healthcare accessible and affordable for everyone on Earth.

Babylon is reengineering healthcare, shifting the focus from sick care to preventative healthcare so that patients experience better health, and reduced costs. This is achieved by leveraging a highly scalable, digital-first platform combined with high quality, virtual clinical operations to provide integrated, personalized healthcare. We endeavor to support patients’ health needs, all from their devices, with the aim to promote longer and healthier lives. When sick, Babylon provides assistance to navigate the health system, connecting patients digitally to the right clinician 24/7, at no additional cost.

Founded in 2013, we have since delivered millions of clinical consultations and AI interactions, with c.2m clinical consultations and c.3.9m AI interactions in 2020 alone. We work with governments, health providers and insurers across the globe, and support healthcare facilities from small local practices to large hospitals. For more information, please visit www.babylonhealth.com/us.

About Alkuri Global Acquisition Corp.

Alkuri Global Acquisition Corp. (NASDAQ: KURI, KURIU and KURIW) is a blank check company formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While Alkuri Global Acquisition Corp. may pursue a business combination in any industry, the company intends to favor next-generation technology businesses led by visionary founders and teams leveraging data and artificial intelligence in the areas of Consumer Internet and Marketplaces, Healthtech, Fintech and Mobility.

Additional information and where to find it

In connection with the proposed business combination between Alkuri Global Acquisition Corporation (“Alkuri Global”) and Babylon Holdings Limited (“Babylon”) and the other parties to the Merger Agreement dated June 3, 2021 (the “Merger Agreement”), Babylon filed a registration statement on Form F-4 (File No. 333-257694) (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), which was declared effective on September 30, 2021, with respect to Babylon’s securities to be issued in connection with the proposed business combination, and Alkuri Global filed a definitive proxy statement on September 30, 2021 in connection with Alkuri Global’s solicitation of proxies for the vote by Alkuri Global’s stockholders in connection with the proposed business combination and other matters as described in the proxy statement, as well as the prospectus relating to the offer of the securities to be issued to Alkuri Global’s stockholders in connection with the completion of the business combination. Alkuri Global has mailed the definitive proxy statement and other relevant documents to its stockholders as of the record date established for voting on the proposed business combination. Alkuri Global’s stockholders and other interested persons are advised to read the Registration Statement and the amendments thereto and the definitive proxy statement/consent solicitation/prospectus, in connection with Alkuri Global’s solicitation of proxies for its special meeting of stockholders to be held on October 20, 2021 to approve, among other things, the proposed business combination (the “Special Meeting”), because these documents contain important information about Alkuri Global, Babylon and the proposed business combination.

Alkuri Global’s stockholders may also obtain a copy of the proxy statement/prospectus, as well as other documents filed with the SEC regarding the proposed business combination and other documents filed with the SEC by Alkuri Global, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: Alkuri Global Acquisition Corp., 4235 Hillsboro Pike, Suite 300, Nashville, TN 37215, Attention: Secretary, (615) 632-0303.

Anticipated effective date of the proposed business combination

Subject to receiving the requisite shareholder approvals at their respective shareholder meetings, Babylon and Alkuri currently expect the proposed business combination to become effective shortly after the shareholder meeting on October 20, 2021.

Participants in solicitation

Alkuri Global, Babylon, and their respective directors and officers may be deemed participants in the solicitation of proxies of Alkuri Global stockholders in connection with the proposed business combination. Alkuri Global stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Alkuri Global in Alkuri Global’s registration statement on Form S-1 (File No. 333-251832), which was declared effective by the SEC on February 4, 2021. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Alkuri Global stockholders in connection with the proposed business combination and other matters to be voted upon at its Special Meeting are set forth in the proxy statement/prospectus for the proposed business combination when. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination is included in the Registration Statement that Babylon filed with the SEC.

Forward-looking statements

This communication contains, and certain oral statements made by representatives of Babylon and Alkuri Global and their respective affiliates, from time to time may contain, a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or our future financial or operating performance. When used in this communication, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements include, without limitation, information concerning Babylon’s or Alkuri Global’s possible or assumed future results of operations, business strategies, debt levels, competitive position, industry environment, potential growth opportunities, Babylon’s and Alkuri Global’s expectations with respect to the future performance of the combined company, including whether this proposed business combination will generate returns for stockholder, the anticipated addressable market for the combined company, the satisfaction of the closing conditions to the business combination, and the timing of the transaction.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Babylon’s or Alkuri Global’s management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (a) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the proposed business combination contemplated thereby; (b) the inability to complete the proposed business combination due to the failure to obtain approval of the stockholders of Alkuri Global or other conditions to closing in the Merger Agreement; (c) the ability to meet the NYSE’s listing standards following the consummation of the proposed business combination; (d) the failure of investors in the PIPE to fund their commitments upon the closing of the proposed business combination; (e) the risk that the proposed business combination disrupts current plans and operations of Babylon or its subsidiaries as a result of the announcement and consummation of the transactions described herein; (f) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (g) costs related to the proposed business combination; (h) changes in applicable laws or regulations, including legal or regulatory developments (such as the SEC’s recently released statement on accounting and reporting considerations for warrants in SPACs) which could result in the need for Alkuri Global to restate its historical financial statements and cause unforeseen delays in the timing of the business combination and negatively impact the trading price of Alkuri Global’s securities and the attractiveness of the business combination to investors; (i) the possibility that Babylon may be adversely affected by other economic, business and/or competitive factors; and (j) other risks and uncertainties to be identified in the Registration Statement and in other documents filed or to be filed with the SEC by Alkuri Global and Babylon and available at the SEC’s website at www.sec.gov.

Babylon and Alkuri Global caution that the foregoing list of factors is not exclusive, and caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, neither Alkuri Global nor Babylon undertakes any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this release.

No offer or solicitations

This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed business combination or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

No assurances

There can be no assurance that the proposed business combination will be completed, nor can there be any assurance, if the proposed business combination is completed, that the potential benefits of combining the companies will be realized.

Filed by Babylon Holdings Limited pursuant to

Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Form F-4 File No.: 333-257694

Subject Company:

Alkuri Global Acquisition Corp.

(Commission File No. 001-40011)

Important Share Information—UK Restricted Shares (strictly private and confidential)

Please note that this information is private & confidential and should not be forwarded on or otherwise further disseminated.

Hi all,

As you know we are soon to become a publicly-listed company, and we wanted to update you on your equity and set out what will happen next.

We appreciate that there is a lot of information detailed below, yet please take your time to read through and let us know if you have any questions.

What will change when Babylon becomes a publicly-listed company?

Key takeaways (further information is available below)

•	Conversion of shares: shares will convert from Class B Ordinary Shares to public company Class A Ordinary Shares

•	Lock-up period: there is a six-month lock-up period post listing when shareholders cannot sell shares

•	Your information: Carta will be updated to reflect the share conversion

•	Any questions please contact Babylonshares@babylonhealth.com

Conversion of shares

Your shares are currently over B Ordinary Shares, however, as a result of a share reorganisation we are doing, due to becoming a publicly-listed company, these will be converted to Class A Ordinary Shares (A Shares). This will be the same for all holders of UK Restricted Shares. There will be no change in the total value of your awards due to this. Effectively the new A Shares have been valued at just over 3.3 times the old B Shares, so the number of Shares you hold will decrease by the same ratio.

As an example, if you originally received a grant of 1,000 B Ordinary Shares after the listing date you will have 302 A Shares.

This is what is known as a conversion, and when the conversion has been applied, you will be able to see your modified share award in Carta.

The terms within your agreement such as vesting, lapse, clawback, and restrictions on transfer applicable to the shares will not change, they will apply to the new class of shares in the same way as they applied previously. The Employee Benefit Trust will continue to hold the shares in which you have the beneficial interest. Under the previously executed power of attorney Babylon will sign an agreement, on your behalf, for your vesting schedule to carry over to the new shares.

You entered into a loan agreement with Babylon to purchase the shares and this agreement remains in place under the original loan terms with the exception of one aspect of the loan repayment terms. The board has approved that one of the original ‘triggers’ for repayment (being an automatic repayment right for the company five days after the shares becoming tradable on a public market) be removed. This means that your loan is now repayable on certain events including the sale or transfer of your shares or at such a time after expiry of the lock-up which Babylon will determine (and Babylon will notify you in advance of this). The rationale here is that the company wants to provide maximum benefit to employees who remain working at the company rather than enforcing an automatic repayment scenario where employees may be induced to sell their equity in order to cover the loan. Further details on the lock-up below.

Our public listing will trigger the ability to sell your vested shares. As your shares are held in the Employee Benefit Trust, you will need to contact babylonshares@babylonhealth.com for information about the process for selling your shares (and the resulting loan repayment).

The lock-up period

When a company lists, it is normal to have a lock-up period during which time shareholders are unable to sell their shares on the market. For Babylonians, there will be a six-month period from the listing date when you are not allowed to sell any shares.

Capital Gains Tax

When you sell your shares you may be subject to capital gains tax (CGT). You will need to include any disposals (sales of shares) on an HMRC Self-Assessment Tax Return, and you may need to take personal tax advice.

The amount subject to CGT calculations will normally be any gain above the amount paid for the shares.

So, for example, if you hold 100 shares for which you paid $0.695 per share (post conversion purchase price rounded from 0.694912932) and you eventually sell those 100 shares at a later date for $12.00, the value for your CGT calculations would be the $11.305 gain, so in this example $1,130.50 would be subject to CGT.

Your information

Carta will be available to view your awards until Q1 2022—further information on its replacement to follow.

Finally, after we have listed, we plan to introduce a new employee share plan which will be an Equity Incentive Plan (EIP). Once again, watch this space for more information.

If you have any questions, please see the FAQ or email babylonshares@babylonhealth.com. We have also prepared a glossary of terms.

Thank you.

People team

This email provides general information on the restricted share scheme and the effect that Babylon becoming a public company may have on your award. It does not constitute the giving of investment, tax, legal or any other professional advice. If you are in any doubt about the contents of this email, you are recommended to seek your own professional advice.

In the event of any inconsistency between the information in this email and the documents formally governing your equity, those documents will prevail.

Disclaimer

About Babylon

Babylon is a world leading, digital-first, value-based care company whose mission is to make high-quality healthcare accessible and affordable for everyone on Earth.

Babylon is reengineering healthcare, shifting the focus from sick care to preventative healthcare so that patients experience better health, and reduced costs. This is achieved by leveraging a highly scalable, digital-first platform combined with high quality, virtual clinical operations to provide integrated, personalized healthcare. We endeavor to support patients’ health needs, all from their devices, with the aim to promote longer and healthier lives. When sick, Babylon provides assistance to navigate the health system, connecting patients digitally to the right clinician 24/7, at no additional cost.

Founded in 2013, we have since delivered millions of clinical consultations and AI interactions, with c.2m clinical consultations and c.3.9m AI interactions in 2020 alone. We work with governments, health providers and insurers across the globe, and support healthcare facilities from small local practices to large hospitals. For more information, please visit www.babylonhealth.com/us.

About Alkuri Global Acquisition Corp.

Alkuri Global Acquisition Corp. (NASDAQ: KURI, KURIU and KURIW) is a blank check company formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While Alkuri Global Acquisition Corp. may pursue a business combination in any industry, the company intends to favor next-generation technology businesses led by visionary founders and teams leveraging data and artificial intelligence in the areas of Consumer Internet and Marketplaces, Healthtech, Fintech and Mobility.

Additional information and where to find it

In connection with the proposed business combination between Alkuri Global Acquisition Corporation (“Alkuri Global”) and Babylon Holdings Limited (“Babylon”) and the other parties to the Merger Agreement dated June 3, 2021 (the “Merger Agreement”), Babylon filed a registration statement on Form F-4 (File No. 333-257694) (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), which was declared effective on September 30, 2021, with respect to Babylon’s securities to be issued in connection with the proposed business combination, and Alkuri Global filed a definitive proxy statement on September 30, 2021 in connection with Alkuri Global’s solicitation of proxies for the vote by Alkuri Global’s stockholders in connection with the proposed business combination and other matters as described in the proxy statement, as well as the prospectus relating to the offer of the securities to be issued to Alkuri Global’s stockholders in connection with the completion of the business combination. Alkuri Global has mailed the definitive proxy statement and other relevant documents to its stockholders as of the record date established for voting on the proposed business combination. Alkuri Global’s stockholders and other interested persons are advised to read the Registration Statement and the amendments thereto and the definitive proxy statement/consent solicitation/prospectus, in connection with Alkuri Global’s solicitation of proxies for its special meeting of stockholders to be held on October 20, 2021 to approve, among other things, the proposed business combination (the “Special Meeting”), because these documents contain important information about Alkuri Global, Babylon and the proposed business combination.

Alkuri Global’s stockholders may also obtain a copy of the proxy statement/prospectus, as well as other documents filed with the SEC regarding the proposed business combination and other documents filed with the SEC by Alkuri Global, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: Alkuri Global Acquisition Corp., 4235 Hillsboro Pike, Suite 300, Nashville, TN 37215, Attention: Secretary, (615) 632-0303.

Anticipated effective date of the proposed business combination

Subject to receiving the requisite shareholder approvals at their respective shareholder meetings, Babylon and Alkuri currently expect the proposed business combination to become effective shortly after the shareholder meeting on October 20, 2021.

Participants in solicitation

Alkuri Global, Babylon, and their respective directors and officers may be deemed participants in the solicitation of proxies of Alkuri Global stockholders in connection with the proposed business combination. Alkuri Global stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Alkuri Global in Alkuri Global’s registration statement on Form S-1 (File No. 333-251832), which was declared effective by the SEC on February 4, 2021. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Alkuri Global stockholders in connection with the proposed business combination and other matters to be voted upon at its Special Meeting are set forth in the proxy statement/prospectus for the proposed business combination when. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination is included in the Registration Statement that Babylon filed with the SEC.

Forward-looking statements

This communication contains, and certain oral statements made by representatives of Babylon and Alkuri Global and their respective affiliates, from time to time may contain, a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or our future financial or operating performance. When used in this communication, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements include, without limitation, information concerning Babylon’s or Alkuri Global’s possible or assumed future results of operations, business strategies, debt levels, competitive position, industry environment, potential growth opportunities, Babylon’s and Alkuri Global’s expectations with respect to the future performance of the combined company, including whether this proposed business combination will generate returns for stockholder, the anticipated addressable market for the combined company, the satisfaction of the closing conditions to the business combination, and the timing of the transaction.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Babylon’s or Alkuri Global’s management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (a) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the proposed business combination contemplated thereby; (b) the inability to complete the proposed business combination due to the failure to obtain approval of the stockholders of Alkuri Global or other conditions to closing in the Merger Agreement; (c) the ability to meet the NYSE’s listing standards following the consummation of the proposed business combination; (d) the failure of investors in the PIPE to fund their commitments upon the closing of the proposed business combination; (e) the risk that the proposed business combination disrupts current plans and operations of Babylon or its subsidiaries as a result of the announcement and consummation of the transactions described herein; (f) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (g) costs related to the proposed business combination; (h) changes in applicable laws or regulations, including legal or regulatory developments (such as the SEC’s recently released statement on accounting and reporting considerations for warrants in SPACs) which could result in the need for Alkuri Global to restate its historical financial statements and cause unforeseen delays in the timing of the business combination and negatively impact the trading price of Alkuri Global’s securities and the attractiveness of the business combination to investors; (i) the possibility that Babylon may be adversely affected by other economic, business and/or competitive factors; and (j) other risks and uncertainties to be identified in the Registration Statement and in other documents filed or to be filed with the SEC by Alkuri Global and Babylon and available at the SEC’s website at www.sec.gov.

Babylon and Alkuri Global caution that the foregoing list of factors is not exclusive, and caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, neither Alkuri Global nor Babylon undertakes any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this release.

No offer or solicitations

This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed business combination or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

No assurances

There can be no assurance that the proposed business combination will be completed, nor can there be any assurance, if the proposed business combination is completed, that the potential benefits of combining the companies will be realized.

Filed by Babylon Holdings Limited pursuant to

Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Form F-4 File No.: 333-257694

Subject Company:

Alkuri Global Acquisition Corp.

(Commission File No. 001-40011)

Glossary of terms (A-Z) (strictly confidential)

Please note that this information is private & confidential and should not be forwarded on or otherwise further disseminated.

Close or blackout period: Quarterly blackout periods will start at the end of the fifteenth day of the third month of each fiscal quarter and will end at the start of the second full trading day following the company’s earnings release. During this time, when Babylon is calculating its results and preparing its earnings release, directors, officers, employees, and agents of the company are not able to buy or sell their shares. Babylon may also impose special blackout periods, for example, when material events are in progress which the company has not publicly disclosed, during which directors, officers, employees, and agents of the company will be prohibited from conducting transactions in the company’s shares. All of the foregoing is described in more detail in the company’s Insider Trading Policy.

Company Share Option Plan (CSOP): UK specific. A share option plan that gives potential tax advantages upon exercise subject to meeting certain conditions, such as retaining the option for three-years following the grant before exercising. Other conditions also apply.

Disqualifying disposition: US specific. This occurs if you dispose of shares acquired upon exercise of an ISO within two-years from the date on which the option is granted or within one year after the exercise. At the time of a disqualifying disposition, you will generally recognize ordinary income equal to the excess of the market value of the shares either on the date of exercise or the date of disposition, whichever is lower, over the exercise price for the shares, with additional gain, if any, taxed as capital gain.

EIP: Equity Incentive Plan is a new plan which Babylon will use to award equity to employees once we are a public company.

Equity awards: An equity award is a non-cash compensation paid in terms of company equity. There are three types of equity compensation that companies generally award: Stock Options, Restricted Shares and Restricted Stock Units. Babylonians currently hold equity awards in the form of options and/or restricted shares. In the future we plan to grant awards in the form of options and/or restricted stock units (RSUs).

Exercise: Exercising your option means that you have advised us that you want to purchase some or all of the shares available under the option granted to you at the exercise price.

Exercise price: The price at which a share may be purchased by exercising your option.

Exit event: For Babylon this is the Alkuri / Babylon merger and the public listing on the New York Stock Exchange.

Incentive Stock Option (ISO): US specific. You are not taxed on an ISO when it is granted. In addition, the exercise of a qualifying ISO is not a taxable event. However, the exercise of an ISO may give rise to an alternative minimum tax liability. If you satisfy the applicable holding period of 12-months from exercise you will receive a beneficial tax treatment. If you sell your shares after exercising an ISO, you will have capital gain or loss on the excess of the market value of our shares on the date of your disposition over the amount paid as the exercise price.

Insider: A Babylonian who has access to confidential information on the performance of the company that is unavailable to others

Lapse: Lapse is when options are forfeited by the employee and returned to the equity pool. The two most common scenarios are 1) when someone leaves the unvested portion of their original option grant will lapse, 2) option holder does not exercise their vested options within the specified period. Also known as an ‘expiration’.

Lock-up: A public offering lock-up period is a caveat outlining a period of time after a company has gone public when shareholders are prohibited from selling their shares. Our lock-up period for public offering is 180 days. Once the lock-up period ends, most trading restrictions are removed subject to our Insider Trading Policy which will be made available to all Babylonians.

LTIP: This is a long-term incentive plan which provides a vehicle for the company to deliver equity for employees.

Non-Statutory Option (NSO): US specific. NSO grants do not benefit from the (potential) corresponding tax benefits that ISOs do. If you exercise an NSO, you will recognize ordinary income in an amount equal to the excess of the fair market value of our stock at the time of exercise over the amount paid as the exercise price. The ordinary income in connection with the exercise of a NSO is subject to both wage and employment tax withholding.

Restricted Stock Units (RSUs): RSUs (sometimes called conditional awards outside the US) are one of those equity awards that grant the recipient the right to acquire shares in the future subject to a vesting schedule. The RSUs may be subject to time-based vesting, performance-based vesting, or both. The recipient does not own the shares until the vesting date and therefore does not have voting or dividend rights until the RSUs have vested and the underlying shares are delivered. RSUs are perceived to have a higher value than stock options as RSUs do not have an exercise price (other than the nominal value of the shares which may need to be paid up) and always hold a value. These are generally taxed at ordinary income tax rates only after vesting and delivery of the shares.

Securities and Exchange Commission (SEC): The United States agency charged with protecting investors and ensuring that the U.S. stock market is a free and open market. All companies such as Babylon with shares listed on United States stock exchanges such as the New York Stock Exchange must comply with SEC rules and regulations, which include filing annual and other interim reports on developments at the company and its financial results.

Shares: A share is a unit of ownership of Babylon. Once public, Babylon will have Class A shares and Class B shares. Babylon’s equity awards will all relate to the Class A shares.

Share option: A share option (can be referred to as stock option) gives you the right, but not the obligation, to buy shares in Babylon at an agreed-upon exercise price, from and after a specified vesting date.

October 2021

Disclaimer

About Babylon

Babylon is a world leading, digital-first, value-based care company whose mission is to make high-quality healthcare accessible and affordable for everyone on Earth.

Babylon is reengineering healthcare, shifting the focus from sick care to preventative healthcare so that patients experience better health, and reduced costs. This is achieved by leveraging a highly scalable, digital-first platform combined with high quality, virtual clinical operations to provide integrated, personalized healthcare. We endeavor to support patients’ health needs, all from their devices, with the aim to promote longer and healthier lives. When sick, Babylon provides assistance to navigate the health system, connecting patients digitally to the right clinician 24/7, at no additional cost.

Founded in 2013, we have since delivered millions of clinical consultations and AI interactions, with c.2m clinical consultations and c.3.9m AI interactions in 2020 alone. We work with governments, health providers and insurers across the globe, and support healthcare facilities from small local practices to large hospitals. For more information, please visit www.babylonhealth.com/us.

About Alkuri Global Acquisition Corp.

Alkuri Global Acquisition Corp. (NASDAQ: KURI, KURIU and KURIW) is a blank check company formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While Alkuri Global Acquisition Corp. may pursue a business combination in any industry, the company intends to favor next-generation technology businesses led by visionary founders and teams leveraging data and artificial intelligence in the areas of Consumer Internet and Marketplaces, Healthtech, Fintech and Mobility.

Additional information and where to find it

In connection with the proposed business combination between Alkuri Global Acquisition Corporation (“Alkuri Global”) and Babylon Holdings Limited (“Babylon”) and the other parties to the Merger Agreement dated June 3, 2021 (the “Merger Agreement”), Babylon filed a registration statement on Form F-4 (File No. 333-257694) (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), which was declared effective on September 30, 2021, with respect to Babylon’s securities to be issued in connection with the proposed business combination, and Alkuri Global filed a definitive proxy statement on September 30, 2021 in connection with Alkuri Global’s solicitation of proxies for the vote by Alkuri Global’s stockholders in connection with the proposed business combination and other matters as described in the proxy statement, as well as the prospectus relating to the offer of the securities to be issued to Alkuri Global’s stockholders in connection with the completion of the business combination. Alkuri Global has mailed the definitive proxy statement and other relevant documents to its stockholders as of the record date established for voting on the proposed business combination. Alkuri Global’s stockholders and other interested persons are advised to read the Registration Statement and the amendments thereto and the definitive proxy statement/consent solicitation/prospectus, in connection with Alkuri Global’s solicitation of proxies for its special meeting of stockholders to be held on October 20, 2021 to approve, among other things, the proposed business combination (the “Special Meeting”), because these documents contain important information about Alkuri Global, Babylon and the proposed business combination.

Alkuri Global’s stockholders may also obtain a copy of the proxy statement/prospectus, as well as other documents filed with the SEC regarding the proposed business combination and other documents filed with the SEC by Alkuri Global, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: Alkuri Global Acquisition Corp., 4235 Hillsboro Pike, Suite 300, Nashville, TN 37215, Attention: Secretary, (615) 632-0303.

Anticipated effective date of the proposed business combination

Subject to receiving the requisite shareholder approvals at their respective shareholder meetings, Babylon and Alkuri currently expect the proposed business combination to become effective shortly after the shareholder meeting on October 20, 2021.

Participants in solicitation

Alkuri Global, Babylon, and their respective directors and officers may be deemed participants in the solicitation of proxies of Alkuri Global stockholders in connection with the proposed business combination. Alkuri Global stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Alkuri Global in Alkuri Global’s registration statement on Form S-1 (File No. 333-251832), which was declared effective by the SEC on February 4, 2021. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Alkuri Global stockholders in connection with the proposed business combination and other matters to be voted upon at its Special Meeting are set forth in the proxy statement/prospectus for the proposed business combination when. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination is included in the Registration Statement that Babylon filed with the SEC.

Forward-looking statements

This communication contains, and certain oral statements made by representatives of Babylon and Alkuri Global and their respective affiliates, from time to time may contain, a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or our future financial or operating performance. When used in this communication, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements include, without limitation, information concerning Babylon’s or Alkuri Global’s possible or assumed future results of operations, business strategies, debt levels, competitive position, industry environment, potential growth opportunities, Babylon’s and Alkuri Global’s expectations with respect to the future performance of the combined company, including whether this proposed business combination will generate returns for stockholder, the anticipated addressable market for the combined company, the satisfaction of the closing conditions to the business combination, and the timing of the transaction.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Babylon’s or Alkuri Global’s management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (a) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the proposed business combination contemplated thereby; (b) the inability to complete the proposed business combination due to the failure to obtain approval of the stockholders of Alkuri Global or other conditions to closing in the Merger Agreement; (c) the ability to meet the NYSE’s listing standards following the consummation of the proposed business combination; (d) the failure of investors in the PIPE to fund their commitments upon the closing of the proposed business combination; (e) the risk that the proposed business combination disrupts current plans and operations of Babylon or its subsidiaries as a result of the announcement and consummation of the transactions described herein; (f) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (g) costs related to the proposed business combination; (h) changes in applicable laws or regulations, including legal or regulatory developments (such as the SEC’s recently released statement on accounting and reporting considerations for warrants in SPACs) which could result in the need for Alkuri Global to restate its historical financial statements and cause unforeseen delays in the timing of the business combination and negatively impact the trading price of Alkuri Global’s securities and the attractiveness of the business combination to investors; (i) the possibility that Babylon may be adversely affected by other economic, business and/or competitive factors; and (j) other risks and uncertainties to be identified in the Registration Statement and in other documents filed or to be filed with the SEC by Alkuri Global and Babylon and available at the SEC’s website at www.sec.gov.

Babylon and Alkuri Global caution that the foregoing list of factors is not exclusive, and caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, neither Alkuri Global nor Babylon undertakes any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this release.

No offer or solicitations

This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed business combination or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

No assurances

There can be no assurance that the proposed business combination will be completed, nor can there be any assurance, if the proposed business combination is completed, that the potential benefits of combining the companies will be realized.

Filed by Babylon Holdings Limited pursuant to

Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Form F-4 File No.: 333-257694

Subject Company:

Alkuri Global Acquisition Corp.

(Commission File No. 001-40011)

Frequently Asked Questions (strictly confidential)

Please note that this information is private & confidential and should not be forwarded on or otherwise further disseminated.

Q. What does Babylon becoming a publicly-listed company mean for my option grant or award?

A.

Babylon becoming a publicly-listed company means that you will be able to exercise your vested options and sell any shares you own, following exercise. Our previously private share ownership converts to public ownership, and will be publicly traded on the New York Stock Exchange.

Q. How has my equity award been affected by the public listing?

A.

The number of shares and, in the case of options, the per share exercise price are being adjusted to preserve their value. Vesting dates of all awards will not change. However, you are advised to check the exercise periods for the type of option you hold, as these can be affected by the listing. If you have any questions, please contact babylonshares@babylonhealth.com.

Q. Where can I view the details of my converted equity award?

A.

We will continue to use Carta for the meantime and will be moving to a new Equity Plan Administration portal in early 2022. Immediately upon the public listing, the detail of your award on Carta will be available showing the converted balances. The data on Carta will be frozen at the point of going public, vesting after going public will be reflected on the new platform when launched.

Q. What does it mean to ‘exercise’ my option?

A.

‘Exercising’ your share option means that you have advised us that you want to purchase some or all of the shares available under the vested option award granted to you, at the exercise price per share and acquire the resulting shares.

Q. What is the exercise price of my option?

A.

The exercise price is the price per share that you will pay if you decide to exercise your option. Share options are awarded at a price established at the time of grant. You can find the new exercise price of your award on Carta once Babylon has listed.

Q. When can I exercise my options?

A.

There will be a six-month lock-up period effective on the date of the public offering. In addition, due to certain public offering rules, the company will not be eligible to issue any shares until the shares are registered with the SEC (at least 60-days after the listing). You can exercise your options at any time after the shares are registered, but you must use your own personal funds to execute the transaction to cover the option cost and taxes. If you wish to do a ‘cashless exercise’ you must wait until the six-months have ended. If you exercise before the shares are registered, your shares will be unregistered. Please contact babylonshares@babylonhealth.com for further information.

Q. How can I exercise my vested options now?

A.

As Babylon shares will not be registered for at least the first 60-days, we recommend that you wait until the 60-day period has ended to exercise any vested options. You should also keep in mind that if you exercise your options during the six-month lock-up period you will be responsible for funding the cost of the exercise to include the exercise price and any taxes due as shares cannot be surrendered to cover the cost. Please contact babylonshares@babylonhealth.com for further information.

Q. I no longer work at Babylon. How much time do I have to exercise my options?

A.

If you received an award under the LTIP you have one-month to exercise your options after Babylon becomes a publicly-listed company. If you have a CSOP award you have until the expiration date on your certificate as detailed on Carta. As all shareholders will be subject to the six-month lock-up we are extending the period for LTIP exercises until one-month past the period when the lock-up ends. The position is more complicated for holders of Incentive Stock Options in the US—please see the US LTIP communication for more details.

Q. What happens if I leave Babylon during the lock-up period?

A.

Under the terms of the plan, any unvested options will lapse as of your leave date and you will have one month thereafter to exercise your options. In order to accommodate the six-month lock-up your exercise period will be extended to one month past when the lock-up ends. The position is more complicated for holders of Incentive Stock Options in the US—please see the US LTIP communication for more details.

Q. What is the forecasted public offering share price?

A.

The transaction closing price of $10.00 is itemised in the Form F-4 (the publicly available document filed with the SEC that outlines the details of the Alkuri / Babylon merger). Once trading on the New York Stock Exchange begins, the share price may change immediately and at any time subject to conditions in the public markets.

Q. Can I personally purchase Babylon shares outside of the equity plan?

A.

Yes, once Babylon is publicly-listed, you can buy shares on the open market through a brokerage firm or other licensed financial institution subject to the rules of our Insider Trading Policy (which will soon be made available) and applicable laws on insider dealing.

Q. What is the future expectation for share awards or what happens if I get promoted?

A.	We are working through our new compensation philosophy and equity structure and more information will follow shortly.

Q. I have further questions, where can I find out more information?

A.

If you have further questions, please email babylonshares@babylonhealth.com. Please note that we cannot give you any financial, tax or legal advice. You should consult an appropriately qualified independent adviser if you are unsure about anything.

October 2021

The FAQs provide general information on the Babylon option schemes and the effect that Babylon becoming a public company may have on your award. It does not constitute the giving of investment, tax, legal or any other professional advice. If you are in any doubt about the contents of this email, you are recommended to seek your own professional advice.

In the event of any inconsistency between the information in this email and the documents formally governing your equity, those documents will prevail.

Disclaimer

About Babylon

Babylon is a world leading, digital-first, value-based care company whose mission is to make high-quality healthcare accessible and affordable for everyone on Earth.

Babylon is reengineering healthcare, shifting the focus from sick care to preventative healthcare so that patients experience better health, and reduced costs. This is achieved by leveraging a highly scalable, digital-first platform combined with high quality, virtual clinical operations to provide integrated, personalized healthcare. We endeavor to support patients’ health needs, all from their devices, with the aim to promote longer and healthier lives. When sick, Babylon provides assistance to navigate the health system, connecting patients digitally to the right clinician 24/7, at no additional cost.

Founded in 2013, we have since delivered millions of clinical consultations and AI interactions, with c.2m clinical consultations and c.3.9m AI interactions in 2020 alone. We work with governments, health providers and insurers across the globe, and support healthcare facilities from small local practices to large hospitals. For more information, please visit www.babylonhealth.com/us.

About Alkuri Global Acquisition Corp.

Alkuri Global Acquisition Corp. (NASDAQ: KURI, KURIU and KURIW) is a blank check company formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. While Alkuri Global Acquisition Corp. may pursue a business combination in any industry, the company intends to favor next-generation technology businesses led by visionary founders and teams leveraging data and artificial intelligence in the areas of Consumer Internet and Marketplaces, Healthtech, Fintech and Mobility.

Additional information and where to find it

In connection with the proposed business combination between Alkuri Global Acquisition Corporation (“Alkuri Global”) and Babylon Holdings Limited (“Babylon”) and the other parties to the Merger Agreement dated June 3, 2021 (the “Merger Agreement”), Babylon filed a registration statement on Form F-4 (File No. 333-257694) (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”), which was declared effective on September 30, 2021, with respect to Babylon’s securities to be issued in connection with the proposed business combination, and Alkuri Global filed a definitive proxy statement on September 30, 2021 in connection with Alkuri Global’s solicitation of proxies for the vote by Alkuri Global’s stockholders in connection with the proposed business combination and other matters as described in the proxy statement, as well as the prospectus relating to the offer of the securities to be issued to Alkuri Global’s stockholders in connection with the completion of the business combination. Alkuri Global has mailed the definitive proxy statement and other relevant documents to its stockholders as of the record date established for voting on the proposed business combination. Alkuri Global’s stockholders and other interested persons are advised to read the Registration Statement and the amendments thereto and the definitive proxy statement/consent solicitation/prospectus, in connection with Alkuri Global’s solicitation of proxies for its special meeting of stockholders to be held on October 20, 2021 to approve, among other things, the proposed business combination (the “Special Meeting”), because these documents contain important information about Alkuri Global, Babylon and the proposed business combination.

Alkuri Global’s stockholders may also obtain a copy of the proxy statement/prospectus, as well as other documents filed with the SEC regarding the proposed business combination and other documents filed with the SEC by Alkuri Global, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: Alkuri Global Acquisition Corp., 4235 Hillsboro Pike, Suite 300, Nashville, TN 37215, Attention: Secretary, (615) 632-0303.

Anticipated effective date of the proposed business combination

Subject to receiving the requisite shareholder approvals at their respective shareholder meetings, Babylon and Alkuri currently expect the proposed business combination to become effective shortly after the shareholder meeting on October 20, 2021.

Participants in solicitation

Alkuri Global, Babylon, and their respective directors and officers may be deemed participants in the solicitation of proxies of Alkuri Global stockholders in connection with the proposed business combination. Alkuri Global stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Alkuri Global in Alkuri Global’s registration statement on Form S-1 (File No. 333-251832), which was declared effective by the SEC on February 4, 2021. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Alkuri Global stockholders in connection with the proposed business combination and other matters to be voted upon at its Special Meeting are set forth in the proxy statement/prospectus for the proposed business combination when. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination is included in the Registration Statement that Babylon filed with the SEC.

Forward-looking statements

This communication contains, and certain oral statements made by representatives of Babylon and Alkuri Global and their respective affiliates, from time to time may contain, a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or our future financial or operating performance. When used in this communication, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements include, without limitation, information concerning Babylon’s or Alkuri Global’s possible or assumed future results of operations, business strategies, debt levels, competitive position, industry environment, potential growth opportunities, Babylon’s and Alkuri Global’s expectations with respect to the future performance of the combined company, including whether this proposed business combination will generate returns for stockholder, the anticipated addressable market for the combined company, the satisfaction of the closing conditions to the business combination, and the timing of the transaction.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Babylon’s or Alkuri Global’s management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (a) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the proposed business combination contemplated thereby; (b) the inability to complete the proposed business combination due to the failure to obtain approval of the stockholders of Alkuri Global or other conditions to closing in the Merger Agreement; (c) the ability to meet the NYSE’s listing standards following the consummation of the proposed business combination; (d) the failure of investors in the PIPE to fund their commitments upon the closing of the proposed business combination; (e) the risk that the proposed business combination disrupts current plans and operations of Babylon or its subsidiaries as a result of the announcement and consummation of the transactions described herein; (f) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (g) costs related to the proposed business combination; (h) changes in applicable laws or regulations, including legal or regulatory developments (such as the SEC’s recently released statement on accounting and reporting considerations for warrants in SPACs) which could result in the need for Alkuri Global to restate its historical financial statements and cause unforeseen delays in the timing of the business combination and negatively impact the trading price of Alkuri Global’s securities and the attractiveness of the business combination to investors; (i) the possibility that Babylon may be adversely affected by other economic, business and/or competitive factors; and (j) other risks and uncertainties to be identified in the Registration Statement and in other documents filed or to be filed with the SEC by Alkuri Global and Babylon and available at the SEC’s website at www.sec.gov.

Babylon and Alkuri Global caution that the foregoing list of factors is not exclusive, and caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Except as required by law, neither Alkuri Global nor Babylon undertakes any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this release.

No offer or solicitations

This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed business combination or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

No assurances

There can be no assurance that the proposed business combination will be completed, nor can there be any assurance, if the proposed business combination is completed, that the potential benefits of combining the companies will be realized.